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                      METROPOLITAN LIFE INSURANCE COMPANY

                               [200 Park Avenue
                           New York, New York 10166]

            GUARANTEED WITHDRAWAL BENEFIT PAYMENT ENHANCEMENT RIDER


This Guaranteed Withdrawal Benefit Payment Enhancement Rider ("Rider") forms part of the Contract to which is attached and is effective as of the "Effective Date". For purposes of this Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary. In case of a conflict with any provisions of the Contract including the Guaranteed Withdrawal Benefit Rider (the "GWB Rider"), the provisions of this Rider will control. This Rider is irrevocable and its provisions will remain part of the Contract until the date the GWB Rider terminates. This Rider amends the Contract as follows:

This Rider allows you to increase your GWB Withdrawal Rate each Contract Year provided that you satisfy the conditions identified below.

The following provisions are added  to the Contract:

PAYMENT ENHANCEMENT

After the Payment Enhancement Waiting Period, shown on the Contract Schedule, once each Contract Year, you may request that your GWB Withdrawal Rate, shown on the Contract Schedule will be multiplied by the Payment Enhancement Rate, shown on the Contract Schedule, if:

1. you are confined to a Nursing Home for at least the Minimum Payment Enhancement Confinement Period, shown on the Contract Schedule;

2. the oldest Owner's age is less than the Maximum Payment Enhancement Age, shown on the Contract Schedule;

3. you have not taken withdrawals in that Contract year in excess of the Annual Benefit Payment at the time the request is approved

4. the request and proof satisfactory to us of confinement are received by us at our Annuity Service Office while you are confined;

5. your Account Value is greater than zero at the time the request is approved; and

6.   the GWB rider has not been terminated.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant.

If you meet the conditions described above, your Annual Benefit Payment for that Contract Year is recalculated to the greater of:

1. the GWB Withdrawal Rate shown on the Contract Schedule multiplied by the Payment Enhancement Rate, and then multiplied by the Total Guaranteed Withdrawal Amount, or

2.   Your Annual Benefit Payment before the approval of your request

Your remaining Annual Benefit Payment in that year is the new Annual Benefit Payment less any withdrawals already taken in that Contract Year. You may not take the additional Annual Benefit Payment under an optional systematic withdrawal program.

At the end of the Contract Year, your GWB Withdrawal Rate will be reset to what it was prior to the approval of your request. In subsequent Contract Years, you may request that your GWB Withdrawal Rate be increased by the Payment Enhancement Rate if you meet the conditions above and continue to provide proof satisfactory to us as described in provision 4 of this Payment Enhancement section above.

DEFINITIONS:

NURSING HOME - A facility which is an Intermediate Care Facility, Residential Care Facility or Skilled Nursing Facility. The definition of Nursing Home above does not include:
     ---

1. a home for the aged, a community living center or place that primarily provides domiciliary, residency or retirement care;

ML-NHR (4/13)

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2.   a place owned or operated by a member of the Owner's immediate family.
     Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings and in-laws; or

3. a facility, including an assisted living facility, that does not provide continuous care under the supervision of a licensed physician, registered professional nurse (R.N.), or a licensed practical nurse (L.P.N.).

INTERMEDIATE CARE FACILITY - A facility which:

1.   is located in the United States;

2. is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

3. provides continuous 24 hours a day nursing service by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and

4.   maintains a daily medical record of each patient.

RESIDENTIAL CARE FACILITY - A facility which:

1.   is located in the United States or its territories;

2. is licensed and operated as a Residential Care Facility according to the laws of the jurisdiction in which it is located; and

3. provides nursing care under the supervision of a registered professional nurse (R.N.).

SKILLED NURSING FACILITY - A facility which:

1.   is located in the United States or its territories;

2. is licensed and operated as a Skilled Nursing Facility according to the laws of the jurisdiction in which it is located;

3. provides skilled nursing care under the supervision of a licensed physician;

4. provides continuous 24 hours a day nursing services by, or under the supervision of, a registered graduate professional nurse (R.N.); and

5.   maintains a daily medical record of each patient.

Metropolitan Life Insurance Company has caused this Rider to be signed by its [Secretary].

                                                      [/s/ Isaac Torres]

                                                      [SECRETARY]

ML-NHR (4/13)